Exhibit 99.4

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at March 31, 2021 and December 31, 2020

expressed in thousands of Canadian dollars

	Notes	March 31 2021	December 31 2020
ASSETS
Current Assets
Cash		$30,121	$34,019
Marketable securities		128	130
Trade and other receivables		6,710	5,968
Inventory	5	12,362	12,420
Prepaid expenses and deposits		3,350	2,840
		52,671	55,377
Mineral Properties	6	965,394	979,484
Other Assets	7	45,787	45,230
Deferred Income Tax Assets		11,165	11,230
		$1,075,017	$1,091,321
LIABILITIES
Current Liabilities
Trade and other payables		$38,579	$44,170
Taxes payable		134	313
Short term debt	8	6,000	-
Provision for rehabilitation costs		791	762
Current portion of finance lease	9	1,514	840
		47,018	46,085
Provision for Rehabilitation Costs		231	308
Non-Current Debt	8	10,000	-
Non-Current Finance Lease	9	2,873	1,582
Future Site Reclamation Provisions	10	108,850	127,828
Deferred Income Tax Liabilities		180,008	187,035
		348,980	362,838
EQUITY
Share Capital	11	319,325	319,216
Contributed Surplus		41,094	41,028
Currency Translation Adjustment		7,553	7,632
Retained Earnings		358,065	360,607
		726,037	728,483
		$1,075,017	$1,091,321
Commitments and Pledges	18
Contingent Liabilities	19

See accompanying notes to these consolidated financial statements.

Approved by the Board and authorized for issue on May 7, 2021
/s/ Larry G. Moeller	/s/ J. Brian Kynoch
Director	Director

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 1

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

		Three Months Ended March 31
	Notes	2021	2020 (Note 4)
Revenue		$33,050	$27,965
Cost of Sales	12	(34,996)	(29,058)
Loss from Mine Operations		(1,946)	(1,093)
General and Administration		(1,194)	(1,030)
Idle Mine Costs		(5,398)	(5,324)
Interest Expense		(260)	(397)
Other Finance (Loss) Income	13	(570)	1,595
Loss before Taxes		(9,368)	(6,249)
Income and Mining Tax Recovery (Expense)		6,826	(608)
Net Loss		(2,542)	(6,857)
Other Comprehensive (Loss) Income
Items that may be subsequently reclassified to profit or loss:
Currency translation adjustment		(79)	609
Total Comprehensive Loss		$(2,621)	$(6,248)

Loss Per Share
Basic		$(0.02)	$(0.05)
Diluted		$(0.02)	$(0.05)

Weighted Average Number of Common Shares Outstanding
Basic		128,526,424	128,490,174
Diluted		128,526,424	128,490,174

See accompanying notes to these condensed consolidated financial statements.

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 2

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

	Share Capital			Currency
	Number of Shares	Amount	Contributed Surplus	Translation Adjustment	Retained Earnings	Total
Balance December 31, 2019 (as restated, Note 4)	128,490,174	$319,216	$40,302	$7,762	$365,499	$732,779
Share based compensation expense	-	-	49	-	-	49
Total comprehensive loss (as restated, Note 4)	-	-	-	609	(6,857)	(6,248)
Balance March 31, 2020 (as restated, Note 4)	128,490,174	$319,216	$40,351	$8,371	$358,642	$726,580

Balance December 31, 2020	128,490,174	$319,216	$41,028	$7,632	$360,607	$728,483
Exercised options	36,250	109	(36)	-	-	73
Share based compensation expense	-	-	102	-	-	102
Total comprehensive loss	-	-	-	(79)	(2,542)	(2,621)
Balance March 31, 2021	128,526,424	$319,325	$41,094	$7,553	$358,065	$726,037

See accompanying notes to these condensed consolidated financial statements.

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 3

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

		Three Months Ended March 31
	Notes	2021	2020 (Note 4)
OPERATING ACTIVITIES
Loss before taxes		$(9,368)	$(6,249)
Items not affecting cash flows
Depletion and depreciation		10,869	9,543
Share based compensation		102	49
Accretion of future site reclamation provisions		716	767
Unrealized foreign exchange losses (gains)		81	(2,039)
Interest expense		260	397
Other		2	9
		2,662	2,477
Net change in non-cash operating working capital balances	14	(6,070)	1,475
Income and mining taxes paid		(415)	(301)
Interest paid		(222)	(354)
Cash (used in) provided by operating activities		(4,045)	3,297

FINANCING ACTIVITIES
Proceeds from short term debt		5,981	-
Proceeds from non-current debt		10,000	-
Repayment of non-current debt		(12)	(111)
Lease payments		(287)	(263)
Share capital issued for exercised options		73	-
Cash provided by (used in) financing activities		15,755	(374)

INVESTING ACTIVITIES
Acquisition and development of mineral properties		(14,539)	(11,600)
Net change in non-cash investing working capital		(965)	(30)
Payments of other obligations		-	(1,073)
Other investing items		-	3
Cash used in investing activities		(15,504)	(12,700)

EFFECT OF FOREIGN EXCHANGE ON CASH		(104)	2,319
DECREASE IN CASH		(3,898)	(7,458)
CASH, BEGINNING OF PERIOD		34,019	89,953
CASH, END OF PERIOD		$30,121	$82,495

See accompanying notes to these consolidated financial statements.

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 4

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

1.	NATURE OF OPERATIONS

Imperial Metals Corporation (the “Company”) is incorporated under the laws of the Province of British Columbia, Canada, and its principal business activity is the exploration, development, and production of base and precious metals from its mineral properties. The head office, principal address and registered and records office of the Company are located at 580 Hornby Street, Suite 200, Vancouver, British Columbia, Canada V6C 3B6. The Company’s shares are listed as symbol “III” on the Toronto Stock Exchange.

The Company’s key projects are:

•	30% interest in the Red Chris copper-gold mine in northwest British Columbia;
•	Mount Polley copper-gold mine in central British Columbia; and
•	Huckleberry copper mine in west central British Columbia.

These condensed consolidated financial statements have been prepared on a going concern basis which assumes the Company will continue operating in the foreseeable future and will be able to service its debt obligations, realize its assets and discharge its liabilities in the normal course as they come due. The Company has in place a planning, budgeting, and forecasting process to determine the funds required to support its operations and expansionary plans.

2.	SIGNIFICANT ACCOUNTING POLICIES

Statement of Compliance

The annual consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). These unaudited interim condensed consolidated financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting (IAS 34).

These condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2020.

New Standards, Interpretations and Amendments

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the annual consolidated financial statements for the year ended December 31, 2020, except for the adoption of new standards effective as of January 1, 2020. The Company has not adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

3.	RED CHRIS MINE JOINT OPERATIONS

On August 15, 2019 the Company and Newcrest entered into an unincorporated arrangement for the operation of the Red Chris mine with Newcrest acting as operator. The beneficial interests in the Red Chris mine are owned 70% by Newcrest and 30% by the Company. Under the Red Chris Joint Venture, the Company has rights to its share of assets and liabilities of the arrangement rather than a right to a net return. The Company has recognized its interests in assets and liabilities, revenue, comprised of its share of the output by the unincorporated arrangement, and associated expenses. All such amounts have been measured in proportion to the Company’s 30% interest in the arrangement. These amounts have been recorded in the Company’s condensed consolidated financial statements and are classified according to their nature.

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 5

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

4.	REVISED COMPARATIVE CONSOLIDATED INFORMATION

In accordance with IFRS the acquisition of the 30% interest in the Red Chris Joint Venture is accounted for as a business combination. During the third quarter of 2020 the provisional fair values were finalized taking into consideration updated information obtained during the measurement period.

The comparative information on the statement of equity as at March 31, 2020 was revised to reflect the adjustments to the provisional amounts:

	March 31, 2020
	As Previously Reported	Adjustment	As Adjusted
Total Assets	$1,061,851	$44,321	$1,106,172
Total Liabilities	$332,335	$47,257	$379,592
Retained Earnings	$361,578	$(2,936)	$358,642
Total Equity	$729,516	$(2,936)	$726,580

The comparative information on the statement of consolidated loss and comprehensive loss for three months ended March 31, 2020 was revised to reflect the adjustments to the provisional amounts:

	Three Months Ended March 30, 2020
	As Previously Reported	Adjustment	As Adjusted
Cost of sales	$(28,274)	$(784)	$(29,058)
Loss from Mine Operations	$(309)	$(784)	$(1,093)
Other Finance Expense	$(1,698)	$103	$(1,595)
Loss before Taxes from continuing operations	$(5,362)	$(887)	$(6,249)
Income and Mining Tax Recovery	$(848)	$240	$(608)
Net Loss	$(6,210)	$(647)	$(6,857)
Total Comprehensive Income	$(5,601)	$(647)	$(6,248)

The comparative information on the consolidated statement of cash flows for the three months ended March 31, 2020 was revised to reflect the adjustments to the provisional amounts:

	Three Months Ended March 31, 2020
	As Previously Reported	Adjustment	As Adjusted
Loss before Taxes	$(5,362)	$(887)	$(6,249)
Depletion and depreciation	$8,759	$784	$9,543
Accretion of future site reclamation provisions	$664	$103	$767

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 6

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

5.	INVENTORY

	March 31 2021	December 31 2020
Stockpile ore	$10,444	$9,873
Concentrate	1,550	1,725
Supplies	31,752	31,643
Total inventories	43,746	43,241
Less non-current inventories included in other assets (Note 7)	(31,384)	(30,821)
Total current inventories	$12,362	$12,420

During the three month period ended March 31, 2021 inventory of $33,098 was recognized in cost of sales (March 31, 2020-$24,601). As at March 31, 2020, the Company had $23,906 (December 31, 2020-$23,893) of inventory pledged as security for debt.

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 7

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

6.	MINERAL PROPERTIES

	Mineral	Mineral Properties not being Depleted
	Properties being Depleted	Projects not in Production	Exploration & Evaluation Assets	Plant & Equipment	Total
Cost
Balance December 31, 2019	$667,445	$2,568	$173,588	$562,193	$1,405,794
Additions and reclass	20,676	13,801	(1,428)	40,605	73,654
Change in estimates of future site reclamation provisions	9,946	-	(43)	-	9,903
Disposals	-	-	-	(1,255)	(1,255)
Foreign exchange movement	-	-	(130)	(16)	(146)
Balance December 31, 2020	698,067	16,369	171,987	601,527	1,487,950
Additions	1,817	6,046	94	8,851	16,808
Change in estimates of future site reclamation provisions	(19,694)	-	-	-	(19,694)
Foreign exchange movement	-	-	(80)	(10)	(90)
Balance March 31, 2021	$680,190	$22,415	$172,001	$610,368	$1,484,974

	Mineral	Mineral Properties not being Depleted
	Properties being Depleted	Projects not in Production	Exploration & Evaluation Assets	Plant & Equipment	Total
Accumulated depletion & depreciation & impairment losses
Balance December 31, 2019	$263,156	$-	$1,645	$204,832	$469,633
Depletion and depreciation	17,613	-	-	22,065	39,678
Disposals	-	-	-	(829)	(829)
Foreign exchange movement	-	-	-	(16)	(16)
Balance December 31, 2020	280,769	-	1,645	226,052	508,466
Depletion and depreciation	6,213	-	-	4,911	11,124
Foreign exchange movement	-	-	-	(10)	(10)
Balance March 31, 2021	$286,982	$-	$1,645	$230,953	$519,580
Carrying Amount
Balance December 31, 2019	$404,289	$2,568	$171,943	$357,361	$936,161
Balance December 31, 2020	$417,298	$16,369	$170,342	$375,475	$979,484
Balance March 31, 2021	$393,208	$22,415	$170,356	$379,415	$965,394

At March 31, 2021, the net carrying value of the deferred stripping costs was $19,630 (December 31, 2020-$21,001) and is included in mineral properties.

At March 31, 2021, leased mobile equipment at cost of $7,245 (December 31, 2020-$5,124) and accumulated depreciation of $1,158 (December 31, 2020-$1,062) were included with plant and equipment.

At March 31, 2021, the Company had provided $28,370 (December 31, 2020-$28,370) of security for reclamation bonding obligations by securing certain plant and equipment.

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 8

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

Red Chris Mine

Red Chris Development Company Ltd., a subsidiary of the Company, owns a 30% beneficial interest in the Red Chris copper/gold mine in northwest British Columbia. The Company and Newcrest formed a joint venture for the operation of Red Chris, with Newcrest Red Chris Mining Limited acting as operator. The property is comprised of the Red Chris Main claim group and the Red Chris South group, consisting of 77 mineral tenures (23,142 hectares). Five of these tenures are mining leases (5,141 hectares). Net smelter royalties between 1.0% to 2.0% are payable on production from the Red Chris mine.

On March 15, 2021 the Company acquired a 30% interest in the GJ Property for a payment of $3,038 to Newcrest Red Chris Mining Limited.

Mount Polley Mine

The Mount Polley copper/gold mine in south-central British Columbia is owned by Mount Polley Mining Corporation, a subsidiary of the Company. The property encompasses 23,369 hectares (including claims under option) consisting of seven mining leases (2,007 hectares) and 50 mineral claims (21,362 hectares). A production royalty is payable on ore mined from Mining Lease 933970 but no production occurred on this tenure in 2019 or 2020. In October 2019, Mount Polley Mining Corporation optioned seven adjacent mineral tenures (3,331 hectares). Upon the exercising of the option on or before December 31, 2022, these claims will be subject to a production royalty payable on ore mined from the claims and milled in the Mount Polley processing plant.

Mount Polley mine operations were suspended in May 2019. The mine remains on care and maintenance until the economics of mining and COVID-19 restrictions improve.

Huckleberry Mine

The Huckleberry copper mine in west-central British Columbia is owned by Huckleberry Mines Ltd., a subsidiary of the Company. The property encompasses 23,241 hectares, consisting of two mining leases (2,422 hectares) and 44 mineral claims (20,819 hectares).

Huckleberry mine operations were suspended in August 2016. The mine remains on care and maintenance status until the economics of mining and COVID-19 restrictions improve.

Other Exploration Properties

Imperial has a portfolio of 23 greenfield exploration properties in British Columbia. These properties have defined areas of mineralization and clear exploration potential.

Impairment Analysis of Mineral Properties

In accordance with its accounting policies and processes, each asset or cash-generating unit (“CGU”) is evaluated to determine whether there are any indications of impairment or impairment reversal. If any such indications of impairment exist, a formal estimate of the recoverable amount is performed.

Based on the Company’s assessment with respect to possible indicators of either impairment or reversal of previous impairments to its mineral properties, including the impact of COVID-19 on the operations and the prevailing market metals prices, the Company concluded that as of March 31, 2021 no impairment or impairment reversal indicators were identified.

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 9

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

7.	OTHER ASSETS

	March 31 2021	December 31 2020
Future site reclamation deposits	$14,359	$14,359
Non-current inventory – ore stockpile	10,444	9,873
Non-current inventory – supplies, including critical spare parts	20,940	20,948
Other	44	50
	$45,787	$45,230

8.	DEBT

The Company has the following debt facilities:

a)	Promissory Note

On March 10, 2021 the Company entered into an unsecured $10,000 promissory note financing (“Note”) with an affiliate of its major shareholder. The Note matures on April 1, 2022 and bears interest of 8.0% per annum.

b)	Credit Facility

At March 31, 2021, a credit facility aggregating $50,000 (December 31, 2020-$50,000) is in effect until expiry on October 9, 2021. The facility is secured by shares of all material subsidiaries and a floating charge on certain assets of the Company. The outstanding amount of Banker’s Acceptances is $6,000 (December 31, 2020-$nil). A total of $38,478 (December 31, 2020-$38,478) has been utilized for letters of credit pledged for settlement of future site reclamation provisions and for other liabilities.

9.	FINANCE LEASES AND EQUIPMENT LOANS

Amounts due for non-current debt are:

		March 31 2021	December 31 2020
Equipment loans	(a)	$66	$78
Equipment leases	(b)	4,321	2,344
		4,387	2,422
Less portion due within one year		(1,514)	(840)
		$2,873	$1,582

The Company has the following non-current debt facilities:

(a)	Equipment Loans

The outstanding amount of equipment loans is $66 (December 31, 2020-$78) at a weighted average interest rate of 4.30% with monthly payments of $4. All equipment loans are secured by the financed equipment.

(b)	Equipment Leases

The outstanding amount of equipment leases is $4,321 (December 31, 2020-$2,344) at weighted average interest rate of 3.61% with monthly payments of $129.

Contractual Lease Payments

	March 31 2021	December 31 2020
Due in less than one year	$1,548	$960
Due in one to three years	3,017	1,520
Total undiscounted lease liabilities, end of period	$4,565	$2,480

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 10

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

10.	FUTURE SITE RECLAMATION PROVISIONS

The Company has recognized provisions for future site reclamation at its Red Chris, Mount Polley, Huckleberry, Ruddock Creek and Catface properties. Although the ultimate amounts of the future site reclamation provisions are uncertain, the provision of these obligations is based on information currently available, including closure plans and applicable regulations. Significant closure activities include land rehabilitation, water treatment, demolition of facilities, monitoring and other costs.

The total undiscounted amount of estimated future cash flows required to settle the obligations is $234,034 (December 31, 2020-$234,531). The estimated future cash flows were then adjusted using a 1% (December 31, 2020-1%) rate of inflation. The estimated future cash flows have been discounted using a rate of 2.97% (December 31, 2020-2.24%) except for obligations related to Mount Polley and Huckleberry beyond 2050 that are discounted using a rate of 3.97% (December 31, 2020-3.24%). Obligations in the amount of $113,020 are expected to be settled in the years 2022 through 2050.

The amount and timing of closure plans for the mineral properties will vary depending on a number of factors, including exploration success and alternative mining plans.

11.	SHARE CAPITAL

(i)	Share Capital

Authorized

50,000,000	First Preferred shares without par value with special rights and restrictions to be determined by the directors, of which 3,100,000 have been designated as “Series A First Preferred shares” (issued and outstanding – nil)

50,000,000	Second Preferred shares without par value with rights and restrictions to be determined by the directors (issued and outstanding – nil)

An unlimited number of Common Shares without par value

(ii)	Share Option Plans

Under the Share Option Plans, options not exceeding 10% of the issued common shares of the Company, may be granted to its directors, officers and employees. As at March 31, 2021, a total of 10,567,892 common share options had remained available for grant under the plans. Under the plans, the exercise price of each option cannot be greater than the market price of the Company’s shares on the date of grant and an option’s maximum term is 10 years. Options are granted from time to time by the Board of Directors and vest over a three or five year period.

During the three months ended March 31, 2021 the Company did not grant any stock options to its directors, officers or employees.

Movements in Share Options

The changes in share options were as follows:

	Three Months Ended March 31, 2021		Year Ended December 31, 2020
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of period	2,345,000	$4.60	1,996,000	$9.62
Granted	-	$-	1,305,000	$2.00
Exercised	(36,250)	$2.00	-	$-
Cancelled	(24,000)	$8.00	(6,000)	$8.00
Expired	-	$-	(950,000)	$11.55
Outstanding at end of period	2,284,750	$4.60	2,345,000	$4.60
Options exercisable at end of period	1,280,000	$6.57	1,014,000	$7.91

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 11

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

The following table summarizes information about the Company’s share options outstanding as at March 31, 2021:

	Options Outstanding		Options Exercisable
Exercise Prices	Options Outstanding	Remaining Contractual Life in Years	Options Outstanding & Exercisable	Remaining Contractual Life in Years
$2.00	1,268,750	4.08	290,000	4.08
$5.75	65,000	6.76	39,000	6.76
$8.00	951,000	4.68	951,000	4.68
	2,284,750	4.41	1,280,000	4.61

12.	COST OF SALES

	Three Months Ended March 31
	2021	2020 (Note 4)
Operating expenses	$25,066	$20,907
Depletion and depreciation	9,930	8,151
	$34,996	$29,058

Included in cost of sales for the three months ended March 31, 2021 is $nil (March 31, 2020-$nil) of impairment charges in relation to concentrate and supplies inventory.

13.	OTHER FINANCE (LOSS) INCOME

	Three Months Ended March 31
	2021	2020 (Note 4)
Accretion of future site reclamation provisions	$(716)	$(767)
Foreign exchange gain (loss) on non-current debt	23	(284)
Other foreign exchange gain	-	2,266
Fair value adjustment to marketable securities	(2)	(9)
	(695)	1,206
Interest income	125	389
Other finance (loss) income	$(570)	$1,595

14.	SUPPLEMENTAL CASH FLOW INFORMATION

Net change in non-cash operating working capital balances:

	Three Months Ended March 31
	2021	2020
Trade and other receivables	$208	$5,456
Inventory	(248)	(944)
Prepaid expenses and deposits	(510)	(39)
Trade and other payables	(5,472)	(2,912)
Provision for rehabilitation costs	(48)	(86)
	$(6,070)	$1,475

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 12

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

15.	RELATED PARTY TRANSACTIONS AND COMPENSATION TO DIRECTORS AND KEY MANAGEMENT PERSONNEL

(a)	Related Party Transactions

Related party transactions and balances with a significant shareholder, companies controlled by a significant shareholder, companies in which directors are owners, and with directors and officers are as follows:

Statement of Financial Position
	March 31	December 31
	2021	2020
Promissory Note	$10,000	$-

Statement of Income
	Three Months Ended March 31
	2021	2020
Interest expense	$48	$-

The Company incurred the above transactions and balances in the normal course of operations.

(b)	Compensation of Directors and Key Management Personnel

The remuneration of the Company’s directors and other key management personnel $355 for the three months ended March 31, 2021, respectively (three months ended March 31, 2020-$365).

16.	REPORTABLE SEGMENTED INFORMATION

The Company operates primarily in Canada. All of the Company’s assets are located in Canada, except for assets comprised primarily of Sterling totalling $6,398 as March 31, 2021 (December 31, 2020-$6,609) which are located in the USA. The Company’s reportable segments reflect the internal reporting used by the Company’s management to report to the chief operating decision maker.

Reportable Segments

	Three Months Ended March 31, 2021
	Red Chris	Mount Polley	Huckleberry	Corporate and Others	Total
Reportable segmented revenues	$32,761	$15	$396	$3	$33,175
Less inter-segment revenues	-	(4)	(119)	(2)	(125)
Revenues from external sources	$32,761	$11	$277	$1	$33,050
Depletion and depreciation	$9,796	$759	$307	$7	$10,869
Interest expense and other finance expense	$(147)	$(341)	$(324)	$(18)	$(830)
Net (loss) income	$(976)	$(2,546)	2,240	$(1,260)	$(2,542)
Capital expenditures	$16,427	$268	$28	$85	$16,808
Total assets	$651,196	$142,941	$228,847	$52,033	$1,075,017
Total liabilities	$215,106	$48,171	$66,155	$19,548	$348,980

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 13

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

	Three Months Ended March 31, 2020
	Red Chris	Mount Polley	Huckleberry	Corporate and Others	Total
Reportable segmented revenues	$27,391	$264	$408	$155	$28,218
Less inter-segment revenues	-	(79)	(122)	(52)	(253)
Revenues from external sources	$27,391	$185	$286	$103	$27,965
Depletion and depreciation	$7,972	$1,267	$298	$6	$9,543
Interest (expense) and other finance (expense) income	$(783)	$(395)	$(434)	$2,810	$1,198
Net (loss) income	$(2,011)	$(3,007)	$(2,881)	$1,042	$(6,857)
Capital expenditures	$11,308	$126	$21	$149	$11,604
Total assets (Note 4)	$607,920	$154,582	$236,298	$107,372	$1,106,172
Total liabilities (Note 4)	$229,165	$73,050	$77,161	$216	$379,592

Revenue by Geographic Area

	Three Months Ended March 31
	2021	2020
Switzerland	$17,458	$24,030
China	8,992	-
Singapore	6,311	3,361
Canada	289	574
	$33,050	$27,965

Revenues are attributed to geographic area based on country of customer. In the period ended March 31, 2021, the Company had 4 principal customers individually accounting for more than 10% each of total 96% of revenues (March 31, 2020– 4 principal customers accounting for 98% of revenues).

The Company’s principal product is copper concentrate (contains copper, gold, and silver) which is sold at prices quoted on the London Metals Exchange and LBMA. All concentrate production is sold to third party traders and smelters.

Revenue by Major Product and Service

	Three Months Ended March 31
	2021	2020
Copper	$22,989	$16,503
Gold	9,384	10,733
Silver	388	155
Other	289	574
	$33,050	$27,965

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 14

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

17.	FINANCIAL INSTRUMENTS, INTEREST RATE AND CREDIT RISK

During the reporting period, the Company examined the various financial instrument risks to which it is exposed and assessed the impact and likelihood of those risks. These risks may include credit risk, liquidity risk, market risk and other price risks. Where material, these risks are reviewed and monitored by the Board of Directors.

Capital Risk Management

The Company manages its capital to ensure that it will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the debt and equity balance. The capital structure of the Company consists of equity comprised of share capital, contributed surplus, currency translation adjustment and retained earnings.

Credit Risk

The Company’s credit risk is limited to cash, trade and other receivables, and future site reclamation deposits in the ordinary course of business. The credit risk of cash and future site reclamation deposits is mitigated by placing funds in financial institutions with high credit quality.

Liquidity Risk

Cash balances on hand, the projected cash flow from the Red Chris mine are expected to be sufficient to fund the Company’s obligations as they come. However, there are inherent risks related to the operation of the Company’s mines which could require additional sources of financing.

Liquidity risk is also impacted by credit risk, although the Company considers this risk low.

Currency Risk

Financial instruments that impact the Company’s net income and comprehensive income due to currency fluctuations include US dollar denominated cash, trade, and other accounts receivable, reclamation deposits, trade and other payables and debt. If the US Dollar had been 10% higher/lower and all other variables were held constant, net (loss) income and comprehensive (loss) income for the three months ended March 31, 2021 would have been higher/lower by $881.

Provisionally Priced Revenues

As a result of the provisional pricing terms in its sales contracts, the Company is exposed to commodity price risk until final pricing is determined. Therefore, revenues in subsequent periods will be adjusted for any changes to provisionally priced accounts receivables outstanding at period end. Final pricing may be four to five months after the date of shipment and therefore changes in metal prices may have a material impact on the final revenue.

Provisionally priced revenues is comprised of the following:

	Three Months Ended March 31, 2021		Three Months Ended March 31, 2020
	Provisional lb/oz	Provisional Price per lb/oz	Provisional lb/oz	Provisional Price per lb/oz
	000’s	US$	000’s	US$
Copper	2,178.4	$4.00	4,613,5	$2.23
Gold	0.9	$1,713	3.4	$1,585

The following tables summarize the realized and unrealized gains (losses) on provisionally priced sales:

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
	Copper	Gold & Silver	Total	Copper	Gold & Silver	Total
Realized	$2,625	$(151)	$2,474	$(2,434)	$135	$(2,299)
Unrealized	147	(98)	49	(2,388)	111	(2,277)
Total	$2,772	$(249)	$2,523	$(4,822)	$246	$(4,576)

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 15

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

18.	COMMITMENTS AND PLEDGES

At March 31, 2021, the Company has pledged the following assets for settlement of future site reclamation provisions:

Future site reclamation deposits included with other assets (Note 7)	$14,359
Mineral property, plant and equipment	28,370
Letters of credit (Note 8)	33,823
$76,552

19.	CONTINGENT LIABILITIES

The Company is from time to time involved in various claims and legal proceedings arising in the conduct of its business.

During the third quarter of 2014, a securities class action under section 138 of the Ontario Securities Act was filed against the Company and certain of its directors, officers and others. On September 23, 2020, the Ontario Superior Court denied the Plaintiff leave to proceed with this claim. The Plaintiff has appealed this decision. The Company is of the view that the allegations contained in the claim are without merit and are unlikely to succeed.

During the June 2020 period, a claim from a contractor was filed against the Company and has been submitted to arbitration. The claim is based on a contractor’s self-assessment of additional compensation owed for work previously carried out. The Company has denied that any further amounts are owed and is of the view that the allegations contained in the claim are without merit and are unlikely to succeed. The Company has made a counter claim against the contractor for breach of contract and negligent misrepresentations.

The Company has commenced action against its insurance underwriters to recover business interruption losses incurred at the Mount Polley mine. The insurers have filed a statement of defense and a counterclaim. The Company is of the view that the counterclaim is without merit and unlikely to succeed.

Imperial Metals Corporation | March 31, 2021 | Financial Statements | # 16